                                                                     Exhibit 4.1


                          CERTIFICATE OF AMENDMENT

                                     OF

                           ARTICLES OF INCORPORATION


     Good Times Restaurants Inc., a corporation organized under the laws of the

State of Nevada (the "Corporation"), by its President and Secretary does hereby certify:


        I.    That the Board of Directors of the Corporation at a meeting duly held on the 10th day of June, 1996, passed a resolution declaring that the following change and amendment to the Corporation's Articles of Incorporation is advisable.


     RESOLVED, that the Articles of Incorporation of the Corporation be amended by deleting Article Fourth thereof and substituting therefor the following:

                     ARTICLE IV - AUTHORIZED CAPITAL STOCK
                     -------------------------------------

          The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 55,000,000 shares, consisting of 50,000,000 shares of common stock, $.001 par value per share ("Common Stock"), and 5,000,000 shares of preferred stock, $.01 par value per share ("Preferred Stock").

          The designations, powers, preferences and rights and the qualifications, limitation or restrictions of the Preferred Stock shall be as follows:

     a.       Series A Convertible Preferred Stock.
              ------------------------------------

          One million shares of Preferred Stock shall be designated as Series A Convertible Preferred Stock and shall have the following designations, powers, preferences and rights and the qualifications, limitations or restrictions as follows:

        i.            Number of Shares. The series of Preferred Stock designated
                      ----------------
                and known as "Series A Convertible Preferred Stock" shall consist of 1,000,000 shares.

        ii.           Voting.
                      ------

                (1)          General. Except as may be otherwise provided in
                             -------
                      these terms of the Series A Convertible Preferred Stock or by law, the Series A Convertible Preferred Stock shall vote together with all other classes and series of stock of the Corporation as a single class on all actions to be taken by the stockholders of the Corporation. Each share of Series A Convertible Preferred Stock shall entitle the holder thereof to such number of votes per share on each action as shall equal the number of shares of Common Stock (including fractions of a share) into which each share of Series A Convertible Preferred Stock would be convertible based on the Conversion Price then in effect.

                (2)          Board Size. The Corporation shall not, without the
                             ----------
                      written consent or affirmative vote of the holders of at least two-thirds of the then outstanding shares of Series A Convertible Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a series, increase the maximum number of Directors constituting the Board of Directors to a number in excess of seven.

                (3)          Board Seats. The holders of the Series A
                             -----------
                      Convertible Preferred Stock voting together separately as a class shall have the right to elect two Directors to the Board of Directors of the Corporation, one of whom shall have the right to serve as the Chairman of the Board at their discretion. Notwithstanding the foregoing or anything else to the contrary provided in these Articles of Incorporation, the holders of Series A Convertible Preferred Stock, voting as a separate series, shall be entitled to remove with or without cause any or all of the Directors and to elect four Directors to the Board of the Corporation if the following events occur: (1) the Board shall fail to declare an Accruing Dividend when due if there is adequate surplus to do so, unless the Board of Directors reasonably determines that the payment of a cash dividend would jeopardize the Corporation's ability to meet its current and reasonably foreseeable obligations, including reasonable reserves therefor; (2) the Corporation files a petition in bankruptcy, is adjudged bankrupt or insolvent, makes an assignment for the benefit of creditors, applies to or petitions any tribunal for the appointment of a receiver, intervenor or trustee for all or a substantial part of its assets, or a proceeding under any bankruptcy law or statute shall have commenced and not been dismissed within 60 days; or (3) if there has been a material breach of any agreement between the Corporation and the holders of the Series A Convertible Preferred Stock and the Company fails to remedy such breach within 14 days after receiving notice of such breach or, if such breach cannot reasonably be cured and the Company continuously and diligently proceeds to remedy such breach, within 30 days after receiving notice of such breach. At any meeting (or in a written consent in lieu thereof) held for the purpose of electing Directors, the presence in person or by proxy (or the written consent) of the holders of a majority of the shares of Series A Convertible Preferred Stock then outstanding shall constitute a quorum of the Series A Convertible Preferred Stock for the election of Directors to be elected solely by the holders of the Series A Convertible Preferred Stock or jointly by the holders of the Series A Convertible Preferred Stock and the Common Stock. A vacancy in any directorship elected solely by the holders of the Series A Convertible Preferred Stock shall be filled only by vote or written consent of the holders of the Series A Convertible Preferred Stock, and a vacancy in the directorship elected jointly by the holders of the Series A Convertible Preferred Stock and the Common Stock shall be filled only by vote or written consent of holders of the Series A Convertible Preferred Stock and the Common Stock as provided above.

      iii.            Dividends. The holders of the Series A Convertible
                      ---------
                Preferred Stock shall be entitled to receive, out of funds legally available therefor, when and as declared by the Board of Directors, cumulative cash dividends on each share of Preferred Stock equal to 8% of the purchase price paid for such share per annum (the "Accruing Dividend"). The Accruing Dividend shall accrue with respect to each share of Series A Convertible Preferred Stock issued and outstanding from day to day from the date of original issuance of such shares and shall be payable quarterly on January 1, April 1, July 1 and October 1 of each year (each a "Payment Date") commencing July 1, 1997, whether or not earned or declared, and such dividends shall be cumulative if not paid. The Accruing Dividend shall be paid, at the option of the holder of the Series A Convertible Preferred Stock, in cash or in Common Stock. If a holder elects to receive an Accruing Dividend in cash, the Company shall promptly pay such Accruing Dividend unless the Board of Directors reasonably determines that the payment of such dividend would jeopardize the Corporation's ability to meet its current and reasonably foreseeable obligations, including the establishment of reasonable reserves therefor, in which case the payment of such cash dividend will be deferred until such time as the payment of the dividend, in the reasonable discretion of the Board of Directors, would not jeopardize the Corporation's ability to meet such obligations. If a holder elects to receive a dividend of Common Stock, the Corporation shall issue to such holder, within 30 days after the date on which such dividend was due, the number of shares of Common Stock calculated by dividing (i) the dollar value of the dividend, by (ii) 75% of the Dividend Conversion Rate. The "Dividend Conversion Rate" shall be equal to the average of the prices set forth in the "Last Price" column in the NASDAQ Small-Cap issues for the 14 business days immediately preceding the applicable Dividend Payment Date. Notwithstanding the foregoing, if on the July 1, 1997 Payment Date, 75% of the Dividend Conversion Rate is less than $0.46875, then the Dividend Conversion Rate used on that Payment Date shall be $0.46875. If a holder or holders of Series A Convertible Preferred Stock elect to receive a dividend in cash, such holders shall have the right, until such time as the cash dividend is actually paid, to change their election and receive such dividend in the form of Common Stock as provided above; provided, that the size of such Common Stock dividend shall be calculated using the Dividend Conversion Rate applicable at the time the dividend was declared.

        iv.        Liquidation. Upon any liquidation, dissolution or
                   -----------
                winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Series A Convertible Preferred Stock shall first be entitled, before any distribution or payment is made upon any stock ranking on liquidation junior to the Series A Convertible Preferred Stock, to be paid an amount equal to $0.46875 per share plus, in the case of each share, an amount equal to all Accruing Dividends accrued but unpaid thereon (whether or not declared) computed to the date payment thereof is made available (such amount payable with respect to one share of Series A Convertible Preferred Stock being sometimes referred to as the "Liquidation Preference Payment" and with respect to all shares of Series A Convertible Preferred Stock being sometimes referred to as the "Liquidation
                Preference Payments"). If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series A Convertible Preferred Stock shall be insufficient to permit payment in full to the holders of Series A Convertible Stock of the Liquidation Preference Payments, then the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of Series A Convertible Preferred Stock. Upon any such liquidation, dissolution or winding up of the Corporation, immediately after the holders of Series A Convertible Preferred Stock shall have been paid in full the Liquidation Preference Payments, the remaining net assets of the Corporation available for distribution shall be distributed ratably among the holders of Common Stock. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the Liquidation Preference Payments and the place where said Liquidation Preference Payments shall be payable, shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by telecopier or telex, not less than 20 days prior to the payment date stated therein, to the holders of record of Series A Convertible Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation. The consolidation or merger of the Corporation into or with any other entity or entities which results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof (other than a merger to reincorporate the Corporation in a different jurisdiction), and the sale, lease, abandonment, transfer or other disposition by the Corporation of all or substantially all its assets, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this paragraph 4. For purposes hereof, except as provided herein, the Common Stock shall rank on liquidation junior to the Series A Convertible Preferred Stock.

          V.         Restrictions. At any time when shares of Series A
                     ------------
                Convertible Preferred Stock are outstanding, without the unanimous consent of both Directors of the Corporation that are elected by the holders of the Series A Convertible Stock, consenting or voting separately as a class, the Corporation will not:

                (1)       (1) Consent to any liquidation, dissolution or winding
                     up of the Corporation, (2) consolidate or merge into or with any other entity or entities, (3) consent to any acquisition of stock or assets of another person or entity (except for Steak Out, King of Steaks, Inc.), (4) sell, lease, abandon, transfer or otherwise dispose of in excess of 51% of the Corporation's total assets (including intellectual property rights), or (5) incur any additional long term debt (i.e., debt that is payable over a period of longer than one year) at any time at which the Corporation's earnings before interest, taxes, depreciation and amortization ("EBITDA"), excluding extraordinary items of gain or loss, is less than 120% of the aggregate interest and principal payments on long term debt that the Corporation reasonably expects to be obligated for over the subsequent 12-month period.

                (2)       Amend, alter or repeal its Certificate of
                     Incorporation or By-laws;

                (3)       Purchase or set aside any sums for the purchase of, or
                     pay any dividend or make any distribution on, any shares of stock other than the Series A Convertible Preferred Stock, except for dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and except for the purchase of shares of Common Stock from former employees of the Corporation who acquired such shares directly from the Corporation, if each such purchase is made pursuant to contractual rights held by the Corporation relating to the termination of employment of such former employee and the purchase price does not exceed the original issue price paid by such former employee to the Corporation for such shares; or

                (4)       Redeem or otherwise acquire any shares of Series A
                     Convertible Preferred Stock except as expressly authorized in paragraph 7 hereof or pursuant to a purchase offer made pro rata to all holders of the shares of Series A Convertible Preferred Stock on the basis of the aggregate number of outstanding shares of Series A Convertible Preferred Stock held by each such holder.

        vi.          Conversion. The holders of shares of Series A Convertible
                     ----------
                 Preferred Stock shall have the following conversion rights:

                 (1)      Right to Convert. Subject to the terms and conditions
                          ----------------
                     of this paragraph 6, the holders of Series A Convertible Preferred Stock shall have the right at any time during each Conversion Period shown on the table below (each a "Conversion Period"), to convert up to the Maximum Number of Shares of Series A Convertible Preferred Stock shown on such table for that Conversion Period into such number of fully paid and nonassessable shares of Common Stock as is obtained by dividing the number of shares of Series A Convertible Preferred Stock to be converted by the applicable Conversion Price as set forth in the follwing table:


                              Maximum
                              -------
Conversion Period             Number of Shares        Conversion Price
-----------------             ----------------        ----------------
October 1, 1997 -                   500,000               $0.46875
October 31, 1997

November 1, 1997 -                  500,000*              $0.56875
December 31, 1997

January 1, 1998 -                   250,000               $0.46875
January 31, 1998                    500,000*              $0.56875

February 1, 1998 -                  750,000*              $0.56875
March 31, 1998

April 1, 1998 -                     250,000               $0.46875
April 30, 1998                      750,000*              $0.56875

May 1, 1998 -
April 30, 1999                    1,000,000*              $0.56875

May 1, 1999, and thereafter       1,000,000*              the greater of (i) the
                                                          Dividend Conversion
                                                          Rate at the time of
                                                          such conversion, and
                                                          (ii) $0.46875

*       To the extent not previously converted.

Such rights of conversion shall be exercised by the holder thereof by giving written notice to the Corporation during the applicable Conversion Period stating that the holder elects to convert a stated number of shares of Series A Convertible Preferred Stock into Common Stock and by surrender of a certiticate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Series A Convertible Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued; provided, however, that following each Conversion Period, no more than the Maximum Number of Shares in the aggregate shall be converted. If holders of the Series A Convertible Preferred Stock desire to convert in excess of the Maximum Number of Shares for a particular Conversion Period, such holders shall have the right to convert up to their pro rata share of the Maximum Number of Shares, unless otherwise agreed by the holders desiring to convert their shares hereunder.

      (2)      Issuance of Certificate; Time Conversion Effected.
               -------------------------------------------------
          Promptly after the receipt of the written notice referred to in subparagraph 6(a) and surrender of the certificate or certificates for the share or shares of Series A Convertible Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series A Convertible Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Series A Convertible Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

      (3)      Fractional Shares; Dividends; Partial Conversion. No fractional
               ------------------------------------------------
          shares shall be issued upon conversion of Series A Convertible Preferred Stock into Common Stock and no payment or adjustment shall be made upon any conversion on account of any cash dividends on tbe Common Stock issued upon such conversion. At the time of each conversion, the Corporation shall pay in cash an amount equal to all dividends accrued and unpaid on the shares of Series A Convertible Preferred Stock surrendered for conversion to the date upon which such conversion is deemed to take place as provided in subparagraph 6(b). In case the number of shares of Series A Convertible Preferred Stock represented by the certificate or certificates surrendered pursuant to subparagraph 6(a) exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series A Convertible Preferred Stock represented by the certificate or certificates surrendered which are not to be converted. If any fractional share of Common Stock would, except for the provisions of the first sentence of this subparagraph 6(c), be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the Series A Convertible Preferred Stock for conversion an amount in cash equal to the current market price of such fractional share as determined in good faith by the Board of Directors of the Corporation.

     (4)       Subdivision or Combination of Common Stock. In case the
               ------------------------------------------
          Corporation shall at any time subdivide (by stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

     (5)       Reorganization or Reclassification. If any capital reorganization
               ----------------------------------
          or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series A Convertible Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately therefor receivable upon the conversion of such share or shares of Series A Convertible Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of such Common Stock immediately therefore receivable upon such conversion had such reorganization or reclassification not taken place. In any such case, appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

     (6)       Other Notices. In case at any time:
               -------------

          (a) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

          (b) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

          (c) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into another entity or entities, or a sale, lease, abandonment, transfer or other disposition of all or substantially all its assets; or

          (d) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any one or more of such cases, the Corporation shall give, by delivery in person, certified or registered mail, return receipt requested, telecopier or telex, addressed to each holder of any shares of Series A Convertible Preferred Stock at the address of such holder as shown on the books of the Corporation,
(a) at least 20 days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, and (b) in the case of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, at least 20 days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, as the case may be.

     (7)       Stock to be Reserved.  The Corporation will at all times
               --------------------
          reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Series A Convertible Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series A Convertible Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the Conversion Price in effect at the time. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed. The Corporation will not take any action which results in any adjustment of the Conversion Price if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Series A Convertible Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Certificate of Incorporation.

     (8)       No reissuance of Series A Convertible Preferred Stock.
               -----------------------------------------------------
          Shares of Series A Convertible Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

     (9)       Issue Tax. The issuance of certificates for shares of
               ---------
          Common Stock upon conversion of Series A Convertible Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series A Convertible Preferred Stock which is being converted.

     (10)      Closing of Books. The corporation will at no time close its
               ----------------
          transfer books against the transfer of any Series A Convertible Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Convertible Preferred Stock in any manner which interferes with the timely conversion of such Series A Convertible Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

     (11)      Definition of Common Stock. As used in this paragraph 6, the term
               --------------------------
          "Common Stock" shall mean and include the Corporation's authorized Common Stock, par value $0.01 per share, as constituted on the date of filing of these terms of the Series A Convertible Preferred Stock, and shall also include any capital stock of any class of the Corporation thereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided that the shares of Common Stock receivable upon conversion of shares of Series A Convertible Preferred Stock shall include only shares designated as Common Stock of the Corporation on the date of filing of this instrument, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in subparagraph 6(g).

vii.     Redemption. The shares of Series A Convertible Preferred Stock may be
         ----------
    redeemed by the Corporation, as its option, as follows:

    (1)    Optional Redemption. The Corporation shall have the right at any time
           -------------------
         after October 1, 1998, at its option, to redeem all of the then-outstanding shares of Series A Convertible Preferred Stock, or any portion thereof, in blocks of 100,000 shares; provided, however, that such right is contingent upon all accrued and unpaid Accruing Dividends being fully paid prior to the Corporation's exercise of its redemption rights hereunder; and provided, further, however, that for so long as a holder of Series A Convertible Preferred Stock and its affiliates, in the aggregate, own at least 66.67% of the Series A Convertible Preferred Stock and Conversion Shares, the Corporation shall not have the right to redeem any shares hereunder to the extent that (i) there are fewer than 1,000 shares of Series A Convertible Preferred Stock outstanding, or (ii) such redemption would result in fewer than 1,000 shares of Series A Convertible Preferred Stock remaining outstanding.

    (2)    Redemption Price and Payment. The shares of Series A Convertible
           ----------------------------
         Preferred Stock to be redeemed hereunder shall be redeemed by paying in cash an amount equal to $1.00 per share plus, in the case of each share, an amount equal to all Accruing Dividends declared but unpaid thereon, computed to the date of such redemption, such amount being referred to as the "Redemption Price." Such payment shall be made in full on the date such shares are redeemed to the holders entitled thereto.

    (3)    Redemption Mechanics. At least 30 but not more than 40 days prior to
           --------------------
         the date on which the Corporation proposes to redeem such shares (the "Redemption Date"), written notice (the "Redemption Notice") shall be given by the Corporation by delivery in person, certified or registered mail, return receipt requested, telecopier or telex, to each holder of record (at the close of business on the business day next preceding the day on which the Redemption Notice is given) of shares of Series A Convertible Preferred Stock notifying such holder of the redemption and specifying the Redemption Price, such Redemption Date, the number of shares of Series A Convertible Preferred Stock to be redeemed from such holder (computed on a pro rata basis in accordance with the number of such shares held by all holders thereof) and the place where such Redemption Price shall be payable. The Redemption Notice shall be addressed to each holder at his address as shown by the records of the Corporation. Notwithstanding anything to the contrary contained herein, holders of Series A Convertible Preferred Stock receiving such Redemption Notice shall have the right to convert their shares of Series A Convertible Preferred Stock subject to such Redemption Notice into Common Stock pursuant to paragraph 6 above. From and after the close of business on a Redemption Date, unless there shall have been a default in the payment of the Redemption Price, all rights of holders of shares of Series A Convertible Preferred Stock (except the right to receive the Redemption Price) shall cease with respect to the shares to be redeemed on such Redemption Date, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series A Convertible Preferred Stock on a Redemption Date are insufficient to redeem the total number of shares of Series A Convertible Preferred Stock to be redeemed on such Redemption Date, the holders of such shares shall share ratably in any funds legally available for redemption of such shares according to the respective amounts which would be payable to them if the full number of shares to be redeemed on such Redemption Date were actually redeemed. The shares of Series A Convertible Preferred Stock required to be redeemed but not so redeemed shall remain outstanding and entitled to all rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of such shares of Series A Convertible Preferred Stock, such funds shall be used, at the end of the next succeeding fiscal quarter, to

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

                redeem the balance of such shares, or such portion thereof for which funds are then legally available, on the basis set forth above.

            (4)    Redeemed or Otherwise Acquired Shares to be Retired. Any
                   ---------------------------------------------------
                shares of Series A Convertible Preferred Stock redeemed pursuant to this paragraph 7 or otherwise acquired by the Corporation in any manner whatsoever shall be canceled and shall not under any circumstances be reissued; and the Corporation may from time to time take such appropriate action as may be necessary to reduce accordingly the number of authorized shares of Series A Convertible Preferred Stock.

      viii.     Amendments. No provision of these terms of the Series A
                ----------
            Convertible Preferred Stock may be amended, modified or waived without the written consent or affirmative vote of the holders of at least two-thirds of the then outstanding shares of Series A Convertible Preferred Stock.

   b.       Other Preferred Stock.
            ---------------------

      The Preferred Stock other than the Series A Convertible Preferred Stock may be issued from time to time in one or more series and for such consideration as the Board of Directors shall determine. Subject to the limitations set forth herein and any limitations then prescribed by law, authority is hereby expressly granted to the Board of Directors to fix by resolution from time to time the designation of such series and the powers, preferences and rights of the shares of such series, and the qualifications, limitations or restrictions thereof, including, without limitation, the following:

            (a) the designation and number of shares comprising such series, which number may from time to time be decreased by the Board of Directors (but not below the number of such shares then outstanding) or may be increased (unless prohibited by action of the Board of Directors in resolutions creating such series);

            (b) the rate, amount and times at which, and the preferences and conditions under which, dividends shall be payable on shares of such series, including, without limitation, whether such dividends are cumulative or noncumulative and whether the shares of such series participate or do not participate in additional dividends after the payment of preferential dividends with respect to such shares;

            (c) any rights and preferences of the holders of shares of such series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Corporation, and whether such amounts vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary;

          (d) the full or limited voting rights, if any, of the shares of any such series, in addition to voting rights provided by law; and whether or not, under what conditions and with respect to what subject matters, the shares of such series shall be entitled to vote separately as a class;

          (e) any times, terms and conditions upon which the shares of such series may be subject to redemption and the amount, terms, conditions and manner of operation of any purchase, retirement or sinking fund to be provided with respect to the redemption of such shares;

          (f) any rights to convert such shares into, or to exchange such shares for, shares of any other class or classes of capital stock or of any other series of the same class, including, without limitation, the prices, rates, conversion or exchange and any other terms or conditions applicable to such conversion or exchange;

          (g) any limitations upon the payment of dividends or the making of distributions on or the acquisition or redemption of Common Stock or any other class of shares subordinate to the shares of such series with respect to the payment of dividends;

          (h) any conditions or restrictions upon the issue of any additional shares on a parity with or superior to the shares of such series other than the Series A Convertible Preferred Stock; and

          (i) any other relative powers, preferences or rights and any other qualifications, limitations or restrictions with respect to the shares of such series as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of this Article IV.

       Except as specified by the Board of Directors, all shares of Preferred Stock shall be identical to and of equal rank with all shares of any other series of Preferred Stock, except as to the terms from which cumulative dividends, if any, shall accumulate.

  II. That at a duly held Special Meeting of Stockholders held on September 12, 1996, the foregoing amendment was adopted by the affirmative vote of a majority of the total number of shares outstanding and entitled to vote on the amendment.

   IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President and its Secretary and its corporate seal to be hereto affixed this 23rd day of September, 1996.

                                      GOOD TIMES RESTAURANTS INC.

                                      By: /s/ Boyd E. Hoback
                                          ---------------------------------
                                              Boyd E. Hoback, President


                                      By: /s/ Susan Knutson
                                          ---------------------------------
                                              Susan Knutson, Secretary

(Seal)


STATE OF COLORADO  )

                   ) ss.

COUNTY OF ADAMS    )

   On September 23, 1996 personally appeared before me, a Notary Public, Boyd
E. Hoback and Susan Knutson, who acknowledged that they executed the above instrument.


My commission expires:
                                          /s/ Robin L. Boeff
                                          ---------------------------------
[NOTARY PUBLIC                                Notary Public
 STATE OF COLORADO SEAL]

My Commission Expires 7/13/99

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